Filed Under Rule 424(b)(3)
Registration No. 333-138729

PROSPECTUS SUPPLEMENT NO. 6

PROSPECTUS SUPPLEMENT DATED APRIL 17, 2007
TO REGISTRATION STATEMENT DECLARED EFFECTIVE ON DECEMBER 11, 2006
(REGISTRATION NO. 333-138729)

LEV PHARMACEUTICALS, INC.
44,397,057 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

This Prospectus Supplement updates and should be read in conjunction with our prior prospectus supplement and with the Prospectus dated December 11, 2006, which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

• The attached Current Report on Form 8-K of Lev Pharmaceuticals, Inc. filed on April 16, 2007.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “LEVP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 17, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 12, 2007

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Third Avenue, Suite 2200
New York, NY 10017
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry in to a Material Definitive Agreement.

On April 12, 2007, Lev Pharmaceuticals, Inc. entered into a Plasma Purchase Agreement with a third-party supplier for the purchase of U.S. Source Plasma (the “Purchase Agreement”). The plasma will be utilized for the production of product by Sanquin Blood Supply Foundation under our Distribution and Manufacturing Services Agreement. The term of the Purchase Agreement expires December 31, 2011, unless sooner terminated in accordance with its terms. Under the Purchase Agreement, our supplier agreed to sell us specified annual quantities of plasma in accordance with applicable good manufacturing practices. We committed to purchase $7,360,000 worth of product during the 2007 calendar year and $8,320,000 worth of product during 2008. The parties agreed to negotiate the purchase commitments for future periods.

Either party may terminate the Purchase Agreement upon written notice if the other party is in material breach of any provision thereof, subject to applicable thirty (30) day cure periods. Either party may also terminate the Purchase Agreement upon ninety (90) days’ prior written notice upon the occurrence of certain standard events involving the bankruptcy or insolvency of the other party and the Purchase Agreement shall automatically terminate upon the occurrence of additional certain events specified therein.  The foregoing summary is qualified in its entirety by reference to the Purchase Agreement, which will be attached as an exhibit to Lev’s Quarterly Report on Form 10-QSB for the fiscal quarter ending March 31, 2007.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.
No exhibits are filed or furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By: /s/ Joshua D. Schein, Ph.D.
Name: Joshua D. Schein, Ph.D.
Title: Chief Executive Officer
Date: April 16, 2007